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Exhibit 10.19

August 26, 2003

Matthew Heindel
7710 Keeneland Drive
Fair Oaks Ranch, TX 78015

Dear Matt:

We are pleased to extend the following offer of employment to you contingent upon successful completion of the background check currently in progress:

Title:	Sr. Vice President, Global Sales and Marketing
Reporting to:	S. Wayne Kay, President & CEO
Compensation:	$200,000 annually
Annual Bonus:
You will participate in the 2003 Executive Bonus Plan with a target bonus of 30% at achievement of plan. In your first year, this bonus will be prorated based upon your time with the company. A copy of the Executive Bonus Plan is enclosed.
Employment Bonus:
Upon commencing employment with QUIDEL Corporation, you will receive a one-time lump sum bonus of $100,000 to be paid within the first week of employment. This bonus will receive a single level gross up. The Employment Bonus is made with pro-rata right of return over four years (based on four anniversary milestones) in the event of early termination (except involuntary termination without cause).
Stock Options:
You will receive an option to purchase 150,000 shares of common QUIDEL stock. The vesting schedule for this option will be 25% on the first year anniversary of the Option Grant Date and the remaining 75% will vest quarterly over the next three years. The purchase price will be the closing NASDAQ market price of QUIDEL's stock on your actual start date. These options are subject to approval of the Board of Directors.

In addition, you be eligible to receive an additional option of 75,000 to be awarded no later than February 28, 2004 based on meeting/exceeding the net sales budget for all worldwide products, exclusive of urinalysis instruments and strips, for the third and fourth quarter of 2003. Meeting or exceeding goal is defined as meeting both 3rd and 4th quarter goals or meeting/exceeding the combined goal by the end of the 4th quarter. The vesting schedule for this Option grant will be 25% on the first year anniversary of the Option Grant Date and the remaining 75% will vest quarterly over the next three years. The purchase price will be the closing NASDAQ market price of QUIDEL's stock on the day of Board review and approval of these options.

Matthew Heindel
Offer Letter

Relocation Assistance:	You will be eligible to receive up to $50,000 in reimbursement for relocation expenses per the attached policy.
Vacation Benefit:	You will receive four weeks of vacation per year, accrued from your anniversary date.
Change of Control Provisions:	You will be provided with change of control protection as outlined for other Senior Vice Presidents. Detail of this protection to be provided by September 15, 2003.
Start Date:	September 15, 2003

In addition to the above, as a QUIDEL employee, you will be eligible to participate in our benefits programs which will take effect on your first day of employment. A summary of these benefits is enclosed. Details of these benefit plans will be provided to you upon your employment.

As a condition of employment with QUIDEL Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement; (2) within the first three days of employment, you must provide documents from the enclosed List Of Acceptable Documents (I-9) which prove your identity and right to work in the United States; (3) read, sign and return one copy of page 9 of the enclosed Code of Business Conduct and Ethics; and (4) read, sign and return a copy of the Insider Trading Policy.

QUIDEL Corporation is an at-will employer. This means that you have the right to terminate your employment with QUIDEL at any time, for any reason, with or without notice. Similarly, QUIDEL has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this "at-will" term of your employment must be in writing and signed by you and QUIDEL's President.

If you should voluntarily leave the company within one year of beginning work, or one year of receiving relocation assistance, whichever is later, you will be required to repay a prorated portion of all relocation expenses covered by QUIDEL. You must make this repayment within 30 days of providing notice of your resignation.

Matthew Heindel
Offer Letter

Please indicate your acceptance of our offer by signing below and returning a copy of this letter to Human Resources.

Matt, on behalf of Wayne Kay, the Board of Directors, and the QUIDEL Leadership Team, we are looking forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of QUIDEL Corporation.

Sincerely,

Julie DeMeules
Vice President, Human Resources

cc:
S. Wayne Kay
Human Resources

Enclosures

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and QUIDEL's President.

Matt Heindel Signature	Date

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  Exhibit 10.19